Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-164654, 333-160736, 333-158256, 333-137870, 333-132594, 333-125162, 333-113001, 333-108392, 333-85682, 333-39334, 333-34890, 333-47317 and Post-Effective Amendment No. One to Registration Statement No. 333-47317, which was declared effective as Registration Statement No, 333-58529) and Form S-8 (Nos. 333-159540, 333-156247, 333-142299, 333-134105, 333-133518, 333-131936, 333-95537, 033-90250, and 333-46003), of Rentech, Inc. of our report dated December 14, 2010 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
December 14, 2010